                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              METRO NETWORKS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                              METRO NETWORKS, INC.

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  JUNE 9, 1999

                             ----------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of METRO NETWORKS, INC., a Delaware corporation (the "Company"), will be held at Transco Tower, Executive Assembly Room, Level 5, 2800 Post Oak Boulevard, Houston, Texas 77056, on Wednesday, June 9, 1999, at 10:00 a.m., Central Time, for the following purposes:

     1. To elect three Class 3 Directors;

     2. To ratify and approve the Company's independent public accountants for fiscal 1999; and

     3. To consider and act upon any other matters which may properly come before the Annual Meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on Friday, April 16, 1999 as the record date for the determination of the holders of capital stock entitled to notice of and to vote at the Annual Meeting.

     A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the offices of the Company, 2800 Post Oak Boulevard, Suite 4000, Houston, Texas, 77056, and will also be available for examination at the Annual Meeting until its adjournment.

     Attendance at the Annual Meeting will be limited to holders of record of the Company's capital stock or their proxies, beneficial owners having evidence of ownership, and guests of the Company. If you hold stock through a bank or broker, a copy of an account statement from your bank or broker as of the record date will suffice as evidence of ownership.

     YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT. WE INVITE ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

                                            By Order of the Board of Directors
                                            /s/ DAVID I. SAPERSTEIN

                                            David I. Saperstein
                                            Chairman of the Board and Chief
                                            Executive Officer

Houston, Texas
April 27, 1999

                                   IMPORTANT

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED TO THE COMPANY'S TRANSFER AGENT AT AMERICAN STOCK TRANSFER & TRUST COMPANY, ATTENTION: PROXY TABULATION DEPARTMENT, TO BE RECEIVED NO LATER THAN JUNE 8, 1999. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING IN YOUR PROXY PROMPTLY.

                                PROXY STATEMENT

                              METRO NETWORKS, INC.
                            2800 POST OAK BOULEVARD
                                   SUITE 4000
                              HOUSTON, TEXAS 77056

                             ----------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  JUNE 9, 1999

                             ----------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of METRO NETWORKS, INC., a Delaware corporation (the "Company"), for use at the Company's 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, June 9, 1999 at 10:00 a.m., Central Time, at Transco Tower, Executive Assembly Room, Level 5, 2800 Post Oak Boulevard, Houston, Texas 77056, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering written notice of revocation to the Company at its office at 681 Fifth Avenue, 10th Floor, New York, New York, 10022, Attention: Gary L. Worobow, Corporate Secretary, by a subsequent proxy executed by the person executing the prior proxy and presented at the Annual Meeting, or by attendance at the Annual Meeting and voting in person by the person executing the proxy. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy card by the stockholder or, if no instructions are indicated, will be voted FOR the slate of Directors nominated herein, FOR the ratification and approval of KPMG Peat Marwick LLP as the Company's independent public accountants and as to any other matter that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxy holder. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately. In determining whether a proposal has been approved, abstentions are counted as votes against a proposal and broker non-votes are not counted as votes for or against a proposal or as votes present and voting on a proposal.

     In addition to solicitation by mail, officers, Directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by mail, telegraph or personal calls. All costs of solicitation will be borne by the Company. The Company has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement of the Company is being mailed on or about April 27, 1999 to each stockholder of record as of the close of business on April 16, 1999.

                          VOTING AT THE ANNUAL MEETING

     As of April 16, 1999, the Company had outstanding 16,727,404 shares of Common Stock, par value $.001 per share (the "Common Stock"), and 2,549,750 shares of Series A Preferred Stock, par value $.001 per share (the "Preferred Stock"). Holders of record of shares of Common Stock and Preferred Stock at the close of business on April 16, 1999 will be entitled to notice of and to vote at the Annual Meeting and will be entitled to one vote for each such share so held of record.

                  NOMINATION AND ELECTION OF CLASS 3 DIRECTORS
                                  (PROPOSAL 1)

     The persons named in the enclosed proxy will vote to elect the three nominees named below under "Nominees for Class 3 Director" unless instructed otherwise in the proxy. The persons receiving the greatest number of votes, up to the number of Directors to be elected, shall be the persons elected as the Class 3 Directors. Shares represented by proxies which are marked "withhold authority" will have the same effect as a vote against the nominees. The Class 3 Directors are to hold office until the 2002 Annual Meeting of Stockholders and until their respective successors are duly qualified and elected.

     The names and certain information concerning the persons nominated to be elected as Class 3 Directors by the Board of Directors at the Annual Meeting are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNDER "NOMINEES FOR CLASS 3 DIRECTOR". It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for the nominees has been withheld in the proxy. Although the persons nominated have consented to serve as Directors if elected, and the Board of Directors has no reason to believe that the nominees will be unable to serve as Directors, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding the Company's Directors and executive officers, including nominees, is relevant to your consideration of the slate proposed by your Board of Directors:

DIRECTORS AND EXECUTIVE OFFICERS

     The current Directors and executive officers of the Company are as follows:

NAME                         AGE                 POSITION WITH THE COMPANY
----                         ---                 -------------------------
David I. Saperstein(1).....  58    Chairman of the Board of Directors and Chief Executive
                                     Officer
Charles I. Bortnick(1).....  45    President and Director
Shane E. Coppola(1)........  33    Executive Vice President and Director
Timothy D. McMillin........  56    Senior Vice President, Chief Financial Officer
Gary L. Worobow............  34    Senior Vice President, General Counsel, Secretary and
                                     Director
Ivan N. Shulman............  36    Senior Vice President, Marketing
D. Patrick LaPlatney.......  39    Senior Vice President, Television
John R. Tomlinson..........  49    Senior Vice President, News
James A. Arcara(2)(3)......  64    Director
Dennis F. Holt(3)..........  62    Director
Robert M. Miggins(2)(3)....  71    Director
Kenin M. Spivak............  41    Director

---------------

(1) Member of Executive Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

     The Board of Directors is divided into three classes, with each class holding office for staggered three-year terms. The terms of Class 1 Directors David I. Saperstein, Kenin M. Spivak and Gary L. Worobow expire in 2000, the terms of Class 2 Directors Charles I. Bortnick and Robert M. Miggins expire in 2001 and the terms of Class 3 Directors Shane E. Coppola, James A. Arcara and Dennis F. Holt expire in 1999. All executive officers of the Company are chosen by the Board of Directors and serve at the Board's discretion.

ATTENDANCE AT MEETINGS AND BOARD COMMITTEES

     During the fiscal year ended December 31, 1998, the Board of Directors held three meetings.

     The standing committees of the Board of Directors are the Executive Committee, the Compensation Committee and the Audit Committee. The Board of Directors has no nominating committee or committee performing a similar function.

     The Executive Committee, which held four meetings in fiscal 1998, has authority to act for the Board on most matters during intervals between Board meetings. The Executive Committee currently consists of David I. Saperstein, Charles I. Bortnick and Shane E. Coppola.

     The Compensation Committee, which held one meeting in fiscal 1998, is responsible for determining the compensation of executive officers and the Company's non-executive officer employee compensation structure. The Compensation Committee currently consists of James A. Arcara and Robert M. Miggins.

     The Audit Committee, which held two meetings in fiscal 1998, is responsible for (i) reviewing the Company's financial results and the scope and results of audits; (ii) evaluating the Company's system of internal controls and meeting with independent auditors and appropriate Company financial personnel concerning the Company's system of internal controls; (iii) recommending to the Board of Directors the appointment of the independent auditors; and (iv) evaluating the Company's financial reporting activities and the accounting standards and principles followed. The Audit Committee currently consists of James A. Arcara, Dennis F. Holt and Robert M. Miggins.

     During 1998, each Director attended all of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which such Director served.

NOMINEES FOR CLASS 3 DIRECTOR

     The following persons' names will be placed in nomination for election to the Board of Directors. The shares represented by the proxy cards returned will be voted FOR the election of these nominees unless you specify otherwise.

     SHANE E. COPPOLA has served as Executive Vice President and a Director of the Company since June 1996. From April 1992 through May 1996, Mr. Coppola was Vice President -- Corporate Development of the Company. From August 1989 through March 1992, Mr. Coppola was a member of the Communications Finance Group at The Toronto-Dominion Bank. Mr. Coppola earned a Masters of Business Administration from the University of Rochester's William E. Simon School of Business Administration in 1989 and a Bachelor of Arts from the University of Rochester in 1988. Mr. Coppola is the son-in-law of Mr. Saperstein.

     JAMES A. ARCARA became a Director of the Company in October 1996. Mr. Arcara is Chairman of Radio Enterprises Incorporated, a company that he founded in 1996 to acquire and operate radio stations. Mr. Arcara served as President of Capital Cities/ABC Radio, a division of Capital Cities/ABC, Inc., from 1986 until April 1996. From 1980 until 1986, prior to the merger of Capital Cities Communications, Inc. with ABC, Inc., Mr. Arcara served as Executive Vice President for Capital Cities Radio. Mr. Arcara is a past President of the Radio Advertising Bureau and a past Director of the National Association of Broadcasters. From 1970 until 1980, Mr. Arcara served as Vice President/General Manager for WPAT-AM/FM radio in Clifton, New Jersey. From 1967 until 1970, Mr. Arcara served as Vice President/General Manager for WPRO-AM radio in Providence, Rhode Island. From 1961 until 1967, Mr. Arcara served as General Sales Manager for WKBW-AM radio in Buffalo, New York.

     DENNIS F. HOLT became a Director of the Company in October 1996. Mr. Holt has been the President and Chief Executive Officer of Western International Media Corporation since founding the company in 1969. Western International Media is the largest media-buying organization in the United States. Mr. Holt serves as a member of Skull and Dagger, Blue Key, the Silver Shield Foundation, the Board of Counselors for the University of Southern California School of Public Administration, the Board of Directors of Aames Home Loan, St. John's Hospital, the SKIRBALL Cultural Center and the United States Information Agency. Mr. Holt has received the Los Angeles AD Club's Silver Medal, and the Hollywood Radio and Television

Society's Advertising Executive of the Year Award. Mr. Holt was named Man of the Year in Advertising in 1993 and was awarded the Advertising Industry Emergency Fund's Golden Life Savers Award in 1994.

OTHER DIRECTORS AND EXECUTIVE OFFICERS

     DAVID I. SAPERSTEIN founded Metro Networks, Inc. in 1978. Since 1978, Mr. Saperstein has been the Chief Executive Officer and a Director of the Company. Mr. Saperstein served as President of the Company from 1978 through June 1996. Mr. Saperstein serves on the Board of Directors for the Toxoplasmosis Research Institute of the Michael Reese Hospital in Chicago; the Board of Trustees for the Houston chapter of the United Way; the Boards of Governors for the Music Center of Los Angeles County and the Cedars-Sinai Medical Center in Los Angeles and is a member of the Dean's Advisory Council for Touro College of Law in New York.

     CHARLES I. BORTNICK has been President and a Director of the Company since June 1996. From April 1994 to May 1996, Mr. Bortnick served as Executive Vice President/General Manager of the Company. Mr. Bortnick joined the Company in March 1993 as Vice President/General Manager -- Midwest Region based in Chicago. Prior to joining the Company, Mr. Bortnick had 17 years of experience in the radio broadcasting industry. From November 1987 through March 1993, Mr. Bortnick served as Vice President/ General Manager for Malrite Communications at its WMMS-FM/WHK-AM radio station in Cleveland, Ohio and its KKHT-FM radio station in Houston, Texas. From September 1984 to October 1987, Mr. Bortnick served as Vice President/General Manager with TK Communications at its WSHE-FM/ WSRF-AM radio stations in Miami/Ft. Lauderdale. Mr. Bortnick is a board member of the Radio Advertising Bureau and the March of Dimes AIR Awards.

     TIMOTHY D. MCMILLIN has served as Senior Vice President/Chief Financial Officer since August 1997. Prior to joining the Company, from September 1995 through July 1997, he was Senior Vice President/Chief Financial Officer of Four M Corporation. From September 1990 to August 1995, Mr. McMillin was an independent strategic and financial consultant, serving as Chairman of Executive Advisors, Inc. from November 1994 to September 1995. Prior to joining the Company, Mr. McMillin had over 25 years experience in the financial services industry serving in a variety of capacities including Executive Vice President of a major regional bank.

     GARY L. WOROBOW has served as General Counsel and Secretary of the Company since May 1995, and as a Senior Vice President and a Director of the Company since June 1996. From August 1991 until joining the Company, Mr. Worobow was an attorney with the New York law firm of Stursberg & Veith. Mr. Worobow earned a Juris Doctorate from Fordham Law School in 1991, a Masters of Business Administration from the William E. Simon School of Business Administration in 1989 and a Bachelor of Arts from the University of Rochester in 1987.

     IVAN N. SHULMAN has served as Senior Vice President of Marketing of the Company since January 1997. From July 1995 through December 1996, Mr. Shulman was Vice President of Marketing of the Company. From July 1994 through June 1995, he was Vice President, Merchandising of the Company; and from January 1991 through June 1994, Mr. Shulman was National Merchandising Manager of the Company. Mr. Shulman joined the Company in October 1987. Prior to joining the Company, Mr. Shulman worked in the consumer products industry with the Carnation Company.

     D. PATRICK LAPLATNEY has been Senior Vice President of Television since March 1997. Mr. LaPlatney previously served as Senior Vice President, Programming and Distribution, Vice President of Affiliate Relations and Manager, Southeast Region Advertising Sales for RAYCOM, Inc., from January 1989 through February 1997. Prior to working for RAYCOM, Inc., Mr. LaPlatney had seven years of experience in television sales management with Blair Television. Mr. LaPlatney has a Bachelor of Business Administration in accountancy from the University of Notre Dame.

     JOHN R. TOMLINSON has served as Senior Vice President of News since August 1997. From April 1996 through July 1997, Mr. Tomlinson served as Vice President/General Manager of News. From April 1994 to May 1996, he was Vice President/General Manager, Midwest Region. Mr. Tomlinson joined the Company in

February 1992 as Regional Director of Operations, Midwest Region and Great Lakes Region. Prior to joining the Company, Mr. Tomlinson had 16 years of ownership, marketing and management experience with state radio networks and is a past President of the National Association of State Radio Networks.

     ROBERT M. MIGGINS became a Director of the Company in October 1996. Mr. Miggins is a broadcast management consultant for media related companies. Mr. Miggins served as Vice President/Western Region Manager for TeleRep, Inc. a leading national television station representation company, from 1988 until his retirement in December 1995. TeleRep is the National Sales division of Cox Broadcasting Co. Prior to 1988, Mr. Miggins served as a principal and Vice President and Regional Area Manager for Petry Television. Mr. Miggins also served as Vice President of TeleRep from its formation in 1969 to 1980. Mr. Miggins formed the Los Angeles Television Representative Association and was President of the Association for nearly 5 years.

     KENIN M. SPIVAK became a Director of the Company in March 1997. Mr. Spivak has served as Chairman and Chief Executive Officer of Telemac Corporation, a wireless technology company, since July 1998, and as Vice Chairman of John Paul Mitchell Systems, a leading hair care products company, since August 1996 and Director since November 1993. He has been Chairman of Aquarius Enterprises Inc., a supermarket advertising company, since July 1997. In January 1995 Mr. Spivak co-founded Archon Communications Inc. and served as the company's President and Co-Chief Executive Officer until its sale in June 1997, as well as Chairman of Knowledge Exchange LLC, and a Director and Co-Chairman of the executive committee of the Board of its affiliate, Premiere Radio Network Inc., from August 1995 until June 1997. From 1991 until 1994, Mr. Spivak was President of the Island World Group and from 1988 to 1990, he served as Executive Vice President of MGM/UA Communications Co. From 1985 through 1988 Mr. Spivak was an investment banker with Merrill Lynch & Co. and from 1984 to 1985 he was Vice President of LCA/Highgate Pictures, Inc. From 1980 until 1984 Mr. Spivak was an entertainment attorney in New York and Los Angeles.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 16, 1999, by all persons known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, each Director, the Chief Executive Officer of the Company and the four most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 at December 31, 1998, and all Directors and executive officers of the Company as a group.

                                                              SHARES BENEFICIALLY OWNED
                                                              --------------------------
                                                               NUMBER(1)        PERCENT
                                                              -----------      ---------
David I. Saperstein.........................................   7,715,610(2)      45.9%
  Metro Networks, Inc. 2800 Post Oak Boulevard Suite 4000
  Houston, Texas 77056
Baron Capital Group, Inc./BAMCO, Inc./Baron Capital
  Management, Inc./ Baron Asset Fund/Ronald Baron...........   1,887,500(3)      11.3%(3)
  767 Fifth Avenue 24th Floor New York, New York 10153
Charles I. Bortnick.........................................      75,000            *
Shane E. Coppola............................................     286,050(4)       1.7%
Gary L. Worobow.............................................      30,500(5)         *
Ivan N. Shulman.............................................      25,400            *
D. Patrick LaPlatney........................................      20,000            *
James A. Arcara.............................................      15,000            *
Dennis F. Holt..............................................      60,000            *
Robert M. Miggins...........................................      10,499            *
Kenin M. Spivak.............................................      10,000            *
All executive officers and Directors as a group (12
  persons)..................................................   8,264,725         48.3%

---------------

 *  Less than 1%.

(1) Includes presently exercisable stock options and stock options which will become exercisable within 60 days of the date of this table. The following Directors and Officers hold the number of such options set forth opposite their respective names: David I. Saperstein--100,000; Charles I. Bortnick--75,000; Shane E. Coppola--75,000; Gary L. Worobow--30,000; Ivan N. Shulman--25,000; D. Patrick LaPlatney--20,000; Timothy D. McMillin--16,666; James A. Arcara--10,000; Dennis F. Holt--10,000; and Kenin M. Spivak--10,000.

(2) Does not include shares held by certain trusts created for the benefit of Mr. Saperstein's children, beneficial ownership of which Mr. Saperstein disclaims. In addition, the number of shares beneficially owned does not include 2,549,750 shares of Series A Convertible Preferred Stock owned by Mr. Saperstein and pledged to the Company in connection with the stock loan under the Stock Loan and Pledge Agreement. See "Certain Relationships and Related Transactions." Such shares have not been included because they can only be converted into Common Stock upon repayment of such stock loan; repayment may be achieved either through the acquisition of shares of Common Stock in the open market and delivery of such shares to the Company or the delivery of shares of Series A Convertible Preferred Stock. Mr. Saperstein retains the voting rights to all pledged shares of Series A Convertible Preferred Stock.

(3) Baron Capital Group, Inc. ("BCG"), BAMCO, Inc. ("BAMCO"), Baron Capital Management, Inc. ("BCM"), Baron Asset Fund ("BAF"), and Ronald Baron ("Baron") have filed with the Securities and Exchange Commission Amendment No. 1 to Schedule 13G (the "Schedule 13G"), dated February 13, 1998, reporting that BCG, BAMCO, BCM, BAF and Baron may be deemed to beneficially own 1,887,500, 1,590,000, 297,500, 1,230,000 and 1,887,500 shares, respectively, of the Common Stock. BCG,

    BAMCO, BAF and Baron have filed the Schedule 13G as a group, pursuant to Rule 13d-1(b)(1)(ii)(F) of the Securities Exchange Act of 1934, as amended.

(4) Includes 210,050 shares beneficially owned through the Michelle Joy Coppola Trust. Mrs. Coppola, the beneficiary of the trust, is Mr. Coppola's wife. These shares have been loaned to Mr. Saperstein in connection with the Company's initial public offering.

(5) Includes 200 shares owned by Mr. Worobow's minor child for which Mr. Worobow is custodian.

EXECUTIVE COMPENSATION

     Summary of Cash and Certain Other Compensation. The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company who received an annual salary and bonus in excess of $100,000 (the "Named Executive Officers") for the year ended December 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                         NUMBER OF
                                                         ANNUAL COMPENSATION             SECURITIES
                                                  ----------------------------------     UNDERLYING
                                                                        OTHER ANNUAL       STOCK
       NAME AND PRINCIPAL POSITION         YEAR    SALARY     BONUS     COMPENSATION      OPTIONS
       ---------------------------         ----   --------   --------   ------------     ----------
David I. Saperstein......................  1998   $367,358   $151,563     $ 15,887(1)     100,000
  Chairman of the Board of Directors       1997    349,683     37,500       29,505(2)     100,000
  and Chief Executive Officer              1996    833,437         --      117,285(3)     100,000
Charles I. Bortnick......................  1998    287,562    101,042        3,961(4)      75,000
  President                                1997    273,837    211,633        4,059(5)      75,000
                                           1996    264,274    153,192        8,516(6)      75,000
Shane E. Coppola.........................  1998    209,080    101,042        7,966(7)      75,000
  Executive Vice President                 1997    199,181     25,000       10,490(8)      75,000
                                           1996    382,159         --       20,388(9)      75,000
Ivan N. Shulman..........................  1998    209,326     75,781        3,800(10)     35,000
  Senior Vice President, Marketing         1997    199,243     20,000        3,769(11)     35,000
                                           1996    196,344    140,499        7,194(12)     35,000
D. Patrick LaPlatney.....................  1998    201,333    112,500        2,083(13)     30,000
  Senior Vice President, Television        1997    146,675     25,000        1,368(14)     30,000

---------------

 (1) Includes expenses related to automobiles of $11,587, group term life insurance premiums of $1,800 and the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,500.

 (2) Includes expenses related to automobiles of $25,330, group term life insurance premiums of $1,800 and the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,375.

 (3) Includes cost of group term life insurance premiums of $1,800, the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,375 and expenses related to automobile use of $90,879 and certain medical benefits in the amount of $22,231.

 (4) Includes cost of group term life insurance premiums of $425, fringe benefits in the amount of $1,036 and the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,500.

 (5) Includes cost of group term life insurance premiums of $408, fringe benefits in the amount of $1,276 and the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,375.

 (6) Includes expenses related to automobiles of $3,452, the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,375, cost of group term life insurance premiums of $408 and fringe benefits in the amount of $2,281.

 (7) Includes expenses related to automobiles of $7,750 and group term life insurance premiums of $216.

 (8) Includes expenses related to automobiles of $7,750, group term life insurance premiums of $216 and fringe benefits in the amount of $2,524.

 (9) Includes expenses related to automobiles of $3,690, fringe benefits of $16,482 and group term life insurance premiums of $216.

(10) Includes cost of group term life insurance premiums of $264, the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,500 and fringe benefits in the amount of $1,036.

(11) Includes cost of group term life insurance premiums of $264, the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,229 and fringe benefits in the amount of $1,276.

(12) Includes cost of group term life insurance premiums of $189, the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,302, expenses related to automobiles of $277 and fringe benefits in the amount of $4,426.

(13) Includes cost of group term life insurance premiums of $264 and the Company's contributions on behalf of the named individual under the 401(k) Plan of $1,819.

(14) Includes cost of group term life insurance premiums of $99 and fringe benefits in the amount of $1,269.

     Stock Options. The following table contains information concerning the stock options granted during 1998 to the Named Executive Officers. All grants were made under the Company's 1997 Stock Option Plan (the "1997 Plan").

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                            --------------------------------------------------      VALUE AT ASSUMED
                            NUMBER OF     % OF TOTAL                              ANNUAL RATES OF STOCK
                            SECURITIES     OPTIONS      EXERCISE                 PRICE APPRECIATION FOR
                            UNDERLYING    GRANTED TO     OR BASE                     OPTION TERM(2)
                             OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   -----------------------
                            GRANTED(#)   FISCAL YEAR    ($/SH)(1)      DATE        5%($)        10%($)
                            ----------   ------------   ---------   ----------   ----------   ----------
David I. Saperstein.......   100,000        12.3%         32.59      10-15-03    2,093,600    3,429,600
Charles I. Bortnick.......    75,000         9.3%         29.63      10-15-08    2,901,750    5,857,500
Shane E. Coppola..........    75,000         9.3%         29.63      10-15-08    2,901,750    5,857,500
Ivan N. Shulman...........    35,000         4.3%         29.63      10-15-08    1,354,150    2,733,500
D. Patrick LaPlatney......    30,000         3.7%         29.63      10-15-08    1,160,700    2,343,000

---------------

(1) All options other than those granted to a participant who owns more than 10% of the combined voting power of all classes of outstanding stock of the Company (a "Ten Percent Stockholder") were granted at fair market value at the date of grant for a term of ten years. Options granted to Ten Percent Stockholders were granted at 110% of the fair market value at the date of grant for a term of five years. All options granted under the 1997 Plan are subject to vesting and to earlier termination in certain instances relating to termination of employment.

(2) Calculation of potential realizable value is based on the closing price of the Common Stock at December 31, 1998 ($42.375) minus the exercise price per share, times the number of options held by the named executive officer, increased at the indicated rate and compounded annually through the stated expiration date.

     Options Exercised and Holdings. The following table sets forth information concerning the exercise of options during the last fiscal year and unexercised options held as of December 31, 1998 by the Named Executive Officers.

                AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING               VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                               FISCAL YEAR-END (#)         FISCAL YEAR-END ($)(2)
                           SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
NAME                       ON EXERCISE (#)   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       ---------------   -----------   -----------   -------------   -----------   -------------
David I. Saperstein......         0               0          100,000        200,000       1,952,814      2,406,661
Charles I. Bortnick......         0               0           75,000        150,000       1,621,875      2,221,500
Shane E. Coppola.........         0               0           75,000        150,000       1,621,875      2,221,500
Ivan N. Shulman..........         0               0           35,000         70,000         756,858      1,036,705
D. Patrick LaPlatney.....         0               0           10,000         50,000         193,750        769,850

---------------

(1) Calculation of value realized is based on the closing price of the Common Stock at December 31, 1998 ($42.375) minus the exercise price per share times the number of shares acquired upon the exercise of stock options by the Named Executive Officer.

(2) Calculation of the value of unexercised in-the-money options at December 31, 1998 is based on the closing price of the Common Stock at December 31, 1998 ($42.375) minus the exercise price per share of the options granted, times the number of options held by the Named Executive Officer.

STOCK OPTION PLANS

     The Company's Board of Directors adopted the 1996 Incentive Stock Option Plan (the "1996 Plan") for the Company's officers and employees. The total number of shares reserved for issuance under the 1996 Plan is 1,000,000, of which approximately 984,330 were issued as of December 31, 1998. In October 1997, the Company's Board of Directors adopted the 1997 Stock Option Plan (the "1997 Plan") for the Company's officers, employees and non-employee Directors. The total number of shares reserved for issuance under the 1997 Plan is 1,500,000 of which approximately 870,500 were issued as of December 31, 1998. The Board of Directors has discretionary authority, subject to certain restrictions, to administer both plans, including but not limited to determining the individuals to whom, the times at which, and the exercise price for which options will be granted. The exercise price of incentive options granted under the 1996 Plan or 1997 Plan may not be less than 100% of the fair market value (or not less than 110% of the fair market value as to any individual who, at the time the option is granted, owned more than 10% of the total combined voting power of all classes of stock of the Company) of the Common Stock on the date such option was granted. Options granted under either plan are not transferable by the optionholders except by will or by the laws of descent and distribution. Options granted under the 1996 Plan and 1997 Plan typically become vested and exercisable for up to 33 1/3% of the total optioned shares upon the first anniversary of the grant of the option and for an additional 33 1/3% of the total optioned shares upon each succeeding anniversary until the option is fully exercisable at the end of the third year. Generally, the unexercised portion of any option automatically terminates upon the earlier of (i) termination of the optionee's employment with the Company, (ii) the expiration of 90 days from the date his employment with the Company terminates for any reason other than cause, death, or disability (iii) the expiration of one year after the optionee's death or (iv) the expiration of the option. Generally, upon the sale, merger or liquidation of the Company, outstanding options may be exercised immediately prior to the consummation of such a transaction, whether or not vested as of such date of consummation.

     In addition, options to purchase an aggregate of 80,000 shares were issued to non-employee members of the Board of Directors outside of the 1996 and 1997 Plans.

EMPLOYEE STOCK PURCHASE PLAN

     A total of 1,500,000 shares of the Company's Common Stock have been reserved for issuance under the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan"), of which 21,395 shares have been issued. The Purchase Plan permits an eligible employee of the Company to purchase common stock at a discount through payroll deductions not to exceed 10% of the compensation received by such employee during such pay period ("Employee Purchases"). An employee's right to purchase shares under the Purchase Plan will be granted at the beginning of each six month period based on payroll deductions made in the prior six month period. All purchases will be made automatically at the end of each six month period. Employee Purchases cannot exceed $25,000 in any plan year. The price at which the Common Stock is purchased under the Purchase Plan as set by the Board of Directors is the lesser of 95% of the fair market value of the Common Stock at the time an employee's right to purchase the stock is granted, or the fair market value of the Common Stock on the date of purchase.

DEFINED CONTRIBUTION PLAN

     Effective in April 1995, the Company established a profit sharing plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan") for all eligible employees. Under the 401(k) Plan, all eligible employees are permitted to defer compensation up to a maximum of 15% of their income. The 401(k) Plan provides for a matching contribution by the Company equal to 25% of the amount contributed by the employee, up to 6% of the employee's total compensation. These contributions amounted to $410,000 in 1998. The employee's contribution is immediately vested and the Company's matching contribution vests 20% per year after the second year of service and is fully vested after six years of service.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of the Named Executive Officers. Such employment agreements prohibit each of the Named Executive Officers from competing with the Company for a period of one year after termination of employment.

     Mr. Saperstein is a party to an employment agreement with the Company pursuant to which he serves as Chief Executive Officer of the Company. Under the terms of Mr. Saperstein's employment agreement, he is entitled to receive an annual base salary of $350,000. Such base salary will increase by 5% during each year of the term of the employment agreement. The employment agreement provides that Mr. Saperstein may receive a bonus of up to $150,000 per annum at the discretion of the Board of Directors or the Compensation Committee. The bonus potential will increase by 5% during each year of the term of the employment agreement. Pursuant to the employment agreement, Mr. Saperstein was granted stock options under the 1996 Plan to purchase up to 100,000 shares of the Company's Common Stock at an exercise price equal to 110% of the initial public offering price. Subsequent grants of options to Mr. Saperstein during the term of the employment agreement are at the discretion of the Board of Directors or the Compensation Committee. Mr. Saperstein's employment agreement became effective as of October 16, 1996, and has a three year term.

     Mr. Bortnick is a party to an employment agreement with the Company pursuant to which he serves as President of the Company. Under the terms of Mr. Bortnick's employment agreement he is entitled to receive an annual base salary of $275,000. Such base salary will increase by 5% upon each anniversary of the closing of the Company's initial public offering during the term of the employment agreement. The agreement provides that Mr. Bortnick may receive a bonus of up to $100,000 per annum at the discretion of the Board of Directors or the Compensation Committee. The bonus potential increases by 5% during each year of the term of the employment agreement. Pursuant to the employment agreement, Mr. Bortnick was granted stock options under the 1996 Plan to purchase up to 75,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price. Subsequent grants during the term of the employment agreement are at the discretion of the Board of Directors or the Compensation Committee. Mr. Bortnick's employment agreement has a three year term from October 16, 1996. Mr. Bortnick's agreement also provides that upon the termination of such agreement by the Company or Mr. Bortnick under certain circumstances, Mr. Bortnick will continue to receive the salary provided for under his employment agreement for three months following termination of employment. Additionally, upon a change of control (as defined in the employment agreement) of the Company, if Mr. Bortnick's employment does not continue for a minimum of one year, he would be entitled to receive two (2) times his then current base salary.

     Mr. Coppola is a party to an employment agreement with the Company pursuant to which he serves as Executive Vice President of the Company. Under the terms of Mr. Coppola's employment agreement he is entitled to receive an annual base salary of $200,000. Such base salary will be increased by 5% during each year of the term of the employment agreement. The employment agreement provides that Mr. Coppola may receive a bonus of up to $100,000 per annum at the discretion of the Board of Directors or the Compensation Committee. The bonus potential will increase by 5% during each year of the term of the employment agreement. Pursuant to the employment agreement, Mr. Coppola was granted stock options under the 1996 Plan to purchase up to 75,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price. Subsequent grants during the term of the employment agreement are at the discretion of the Board of Directors or the Compensation Committee. Mr. Coppola's employment agreement became effective as of October 16, 1996, and has a three year term.

     Mr. Shulman is a party to an employment agreement with the Company pursuant to which he serves as Senior Vice-President--Marketing of the Company. Under the terms of Mr. Shulman's employment agreement he is entitled to receive an annual base salary of $200,000. Such base salary will increase by 5% during each year of the term of the employment agreement. The employment agreement provides that Mr. Shulman may receive a bonus of up to $75,000 per annum at the discretion of the Board of Directors or the Compensation Committee. The bonus potential will increase by 5% during each year of the employment agreement. Pursuant to the employment agreement, Mr. Shulman was granted stock options under the 1996 Plan to purchase up to 35,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price. Subsequent grants during the term of the employment agreement are at the discretion of the Board of Directors or the Compensation Committee. Mr. Shulman's employment agreement became effective as of October 16, 1996 and has a three year term.

     Mr. LaPlatney is a party to an employment agreement with the Company pursuant to which he serves as Senior Vice President--Television of the Company. Under the terms of Mr. LaPlatney's agreement he is entitled to receive an annual base salary of $200,000. Such base salary will increase by 5% during each year of the term of the employment agreement. The agreement provides that Mr. LaPlatney may receive a bonus of up to $50,000 at the discretion of the Board of Directors or the Compensation Committee. Such bonus potential will increase by 5% during each year of the employment agreement. Mr. LaPlatney may also receive a bonus of up to $50,000 based upon certain performance criteria set by the Company. Pursuant to the employment agreement, Mr. LaPlatney was given a signing bonus of $50,000 and granted stock options under the 1996 Plan to purchase up to 30,000 shares of the Company's Common Stock at an exercise price equal to the fair market value on the date of grant. Subsequent grants during the term of the employment agreement are at the discretion of the Board of Directors or the Compensation Committee. Mr. LaPlatney's employment agreement became effective as of March 31, 1997 and has a term through December 31, 1999.

INDEMNIFICATION MATTERS

     The Company's Amended and Restated Certificate of Incorporation and Bylaws require the Company to indemnify each officer, Director or employee in respect of claims made by reason of his or her status with the Company, including stockholder derivative suits, provided he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal act or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Expenses incurred in the defense of any such action may be paid by the Company in advance of final disposition upon receipt of an undertaking from the officer, Director or employee to repay the advances if there is an ultimate determination that he or she is not entitled to be indemnified.

NON-EMPLOYEE DIRECTOR COMPENSATION

     Each member of the Board of Directors who is not an officer or an owner, or the representative of an owner, of more than 5% of the outstanding Common Stock of the Company receives compensation of $1,000 per meeting for serving on the Board of Directors. The Company also reimburses Directors for any expenses incurred in attending meetings of the Board of Directors and the committees thereof. Upon their election to the Board of Directors, each non-employee Board member was granted options to purchase 10,000 shares of the Company's Common Stock. In September 1997 and October 1998, each non-employee Board member was granted additional options to purchase 10,000 shares of the Company's Common Stock. Such options will be exercisable at the fair market value of the common stock at the date of grant. These options will become vested and exercisable for up to 33 1/3% of the total optioned shares upon the first anniversary of the grant of the options and for an additional 33 1/3% of the total optioned shares upon each succeeding anniversary until the option is fully exercisable at the end of the third year.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") consists of James A. Arcara and Robert M. Miggins. The Committee is charged with reviewing and approving compensation of the Company's executives. The Company's executive compensation program consists of three main components: base salary, potential for an annual bonus based on performance, and the opportunity to receive stock options exercisable for the purchase of Common Stock of the Company. The Committee is charged with the responsibility of granting stock options to employees.

     The Company's compensation programs have been aligned with the Committee's beliefs that:

     1. base salaries should be at or below median practices for similar jobs in the Company's industry;

     2. annual incentive opportunities should represent a significant portion of total cash compensation for executives, and provide meaningful downside risk and upside opportunity for variations in performance; and

     3. stock incentives should include ownership of stock options in order to link executives' rewards directly with stockholders' risks and opportunities.

     It is the Committee's further belief that managing a compensation program around these principles will place executives' and stockholders' interests together and enhance the financial returns to the Company's stockholders. During 1998, the Committee reviewed the total compensation provided to executives and confirmed that it is consistent with the Company's performance-based principles.

     The Company has previously entered into employment agreements with each of the Named Executive Officers covered in the Summary Compensation Table above. See "Executive Compensation--Employment Agreements." Each of such persons receives a base salary and is eligible to receive a bonus in accordance with such contracts at the discretion of the Committee. In general, bonuses are calculated using as criteria the Company's performance and the performance of the executive during the relevant year.

     The Company's executives are eligible to receive stock options in accordance with the Company's stock option plans. The objectives of such participation are to align the long-term interests of executives and stockholders by encouraging executives to develop and maintain a significant, long-term stock ownership position in the Company. The Committee has the responsibility of granting stock options to executives and other employees. In granting stock options, the Committee takes into account Company performance and individual performance. Company performance is measured by increases in earnings and, to a lesser extent, increases in revenues, and individual performance is measured by the individuals' contributions to such enhanced performance.

     The Company's Chairman of the Board and Chief Executive Officer, David I. Saperstein, received compensation in 1998 determined in accordance with the provisions of his employment agreement with the Company. See "Executive Compensation--Employment Agreements."

                                James A. Arcara
                               Robert M. Miggins

                               PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total return to stockholders since the Company's initial public offering on October 17, 1996, with that of the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and a peer group index (the "Peer Group Index") consisting of those public companies traded on an exchange and listed under the same standard industry classification code as the Company (SIC No. 4899 -- Communications Services, Not Elsewhere Classified). The total return calculations set forth below assume $100 invested on October 17, 1996, in each of the Company, the S&P 500 Index and the Peer Group Index, with reinvestment of dividends into additional shares of the same class of securities at the frequency with which dividends were paid on such securities through December 31, 1998. Historical results are not necessarily indicative of future performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                      AMONG THE COMPANY, THE S&P 500 INDEX
                            AND THE PEER GROUP INDEX

               MEASUREMENT PERIOD                      METRO                                S&P
             (FISCAL YEAR COVERED)                    NETWORKS         PEER GROUP        COMPOSITE
10/17/1996                                                  100.00            100.00            100.00
12/31/1996                                                  123.17            102.87            105.43
12/31/1997                                                  159.76            136.38            140.60
12/31/1998                                                  207.93            128.57            180.78

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, Directors and 10% stockholders to file reports regarding initial ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Executive officers, Directors and 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company's information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to the Company by the Company's executive officers, Directors and 10% stockholders. The Company is not aware of any noncompliance with the requirements of Section 16(a) to file reports during 1998.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to October 1996, the Company entered into certain reciprocal arrangements with unrelated third parties as a result of which the Company received or will receive goods and services for the benefit of Mr. Saperstein. The reciprocal arrangements obligate the Company to provide commercial airtime, provide other goods and services, and make cash disbursements to such third parties in exchange for the goods and services received by the Company. The dollar values of such arrangements have typically been calculated based upon the Company's estimate of the fair market value of the commercial airtime inventory involved and the Company believes that its estimates have been made on a basis similar to the basis on which estimates are made by others in the broadcast industry. As of December 31, 1998, the Company was obligated to provide approximately $400,000 of commercial airtime, goods and services and cash under these reciprocal arrangements.

     In October 1996, the Company and Mr. Saperstein entered into an agreement pursuant to which Mr. Saperstein may seek reimbursement from the Company for any income tax obligation attributable to any period prior to the Company's initial public offering. Alternatively, in the event that the status of any of Metro Video News, Inc., Metro Reciprocal, Inc., or Metro Traffic Control, Inc. as a subchapter S corporation is not respected, the Company may seek reimbursement from Mr. Saperstein, but only to the extent that Mr. Saperstein receives a tax refund attributable to amounts he previously included in income in his capacity as a stockholder of such corporations. The Company does not anticipate that the subchapter S status of Metro Video News, Inc., Metro Reciprocal, Inc., or Metro Traffic Control, Inc., will be successfully challenged. In October 1996, the Company distributed to Mr. Saperstein a non-interest bearing promissory note in the amount of $3.1 million representing the estimated tax obligation attributable to the period prior to the Company's initial public offering. Such note was repaid in 1997.

     In October 1996, the Company entered into a Stock Loan and Pledge Agreement with Mr. Saperstein pursuant to which the Company loaned Mr. Saperstein 2,549,750 shares of Common Stock. The loan is for a term of ten years, although the Company has the right to require the return of the loaned Common Stock (the "Loaned Stock") from Mr. Saperstein prior to that time upon three days notice. As security for the loan, Mr. Saperstein pledged a number of shares of Series A Convertible Preferred Stock of the Company which when converted into common stock will be equal to the number of shares of Loaned Stock. Mr. Saperstein is obligated to pay to the Company an annual fee over the term of the loan of 0.1% of the average fair market value of the Loaned Stock during the five day period immediately following the date of the Stock Loan and Pledge Agreement. One-half of this fee is payable annually, and the remaining one-half of this fee is payable upon the termination of the loan if such termination occurs pursuant to an Event of Default (as defined in the Stock Loan and Pledge Agreement) or at the end of the ten year term of the Stock Loan and Pledge Agreement. The Company will forfeit this portion of the fee if it calls the loan prior to the end of the ten year term. In addition, Mr. Saperstein paid an upfront transaction fee of $2,550 to the Company and is obligated to repay to the Company any dividends that are paid by the Company on the Loaned Stock. The Series A Convertible Preferred Stock does not pay any dividends.

                          RATIFICATION AND APPROVAL OF
                  THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS
                                  (PROPOSAL 2)

     The Board of Directors has selected KPMG LLP to audit the financial statements of the Company for the year ended December 31, 1999. KPMG LLP has audited the financial statements of the Company and its predecessors, since 1995.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF KPMG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 1999.

     It is expected that a representative of KPMG LLP will be present at the Annual Meeting to respond to any questions and to make a statement on behalf of his or her firm, if such representative so desires.

                         TRANSACTION OF OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

                          FUTURE STOCKHOLDER PROPOSALS

     The Company must receive at its principal office before December 26, 1999, any proposal which a stockholder wishes to submit to the 2000 Annual Meeting of Stockholders, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that annual meeting.

                             ----------------------

     Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, A COPY WITHOUT EXHIBITS OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998. REQUESTS SHOULD BE MAILED TO THE VICE PRESIDENT OF CORPORATE COMMUNICATIONS, METRO NETWORKS, INC., 2800 POST OAK BOULEVARD, SUITE 4000, HOUSTON, TEXAS 77056. THE ANNUAL REPORT ON FORM 10-K IS NOT SOLICITING MATERIAL AND IS NOT INCORPORATED IN THIS DOCUMENT BY REFERENCE.

                                            By Order of the Board of Directors
                                            /s/ DAVID I. SAPERSTEIN

                                            David I. Saperstein
                                            Chairman of the Board and Chief
                                            Executive Officer

April 27, 1999

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE


                         ANNUAL MEETING OF STOCKHOLDERS
                              METRO NETWORKS, INC.


                                  JUNE 9, 1999




                Please Detach and Mail in the Envelope Provided


[X] PLEASE MARK YOUR                                                       |
    VOTES AS IN THIS                                                       |
    EXAMPLE.                                                               |___


                                   WITHHOLD
                                   AUTHORITY
                         FOR      to vote for
                    all nominees  all nominees

1. ELECTION OF           [ ]          [ ]         Nominees: Shane E. Coppola
   ALL NOMINEES AS                                          James A. Arcara
   CLASS A DIRECTORS OF THE COMPANY                         Dennis F. Holt

To withhold authority for a nominee, write his name in the space provided.


----------------------------------------------------------
                                             FOR   AGAINST   ABSTAIN

2. RATIFICATION AND APPROVAL OF KPMG LLP     [ ]     [ ]       [ ]
   AS INDEPENDENT PUBLIC ACCOUNTANTS

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON
   SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE
ENCLOSED ENVELOPE. VOTES MUST BE INDICATED [X] IN BLACK OR BLUE INK.




Signature _________________ Signature _________________ Dated ____________, 1999

Note: Signatures should agree with the names stencilled hereto. When signing as executor, administrator, trustee, guardian or attorney, please give full title as such. For joint accounts or co-fiduciaries, all joint owners or co-managers should sign.

                              METRO NETWORKS, INC.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 9, 1999

     David I. Saperstein, Shane E. Coppola and Gary L. Worobow and each of them, with full power of substitution, are hereby authorized to represent and to vote as directed on this proxy the shares of Common Stock and Preferred Stock of Metro Networks, Inc. held of record by the undersigned on April 16, 1999 at the Annual Meeting of Stockholders to be held June 9, 1999, and at any adjournments thereof, as if the undersigned were present and voting at the meeting.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

     Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

           (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)